Exhibit 99.1
Contact:
Catherine Taylor
Director of Investor Relations
NetScout Systems, Inc.
978-614-4286
IR@netscout.com

NETSCOUT SYSTEMS REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER OF FISCAL 2007

Revenue up 6% Sequentially

WESTFORD, Mass., January 25, 2007 - NetScout Systems, Inc. (NASDAQ: NTCT), a leading provider of network and application performance management solutions, today announced financial results for its third quarter of fiscal year 2007.
Total revenue for the third quarter of fiscal year 2007 was $26.5 million, up 6% year-over-year. Net income was $2.0 million, an increase of 5% on a year-over-year basis, leading to net income per diluted share of $0.06. Operating income, which included stock-based compensation expense of $357,000 and amortization of acquired intangible assets of $143,000, was $1.9 million in the third quarter of fiscal 2007, representing an operating margin of 7%.
“We are pleased with our financial results in the third quarter with revenue and EPS at the high end of our previously issued guidance,” said Anil Singhal, President and CEO of NetScout Systems. “During the quarter we released enhancements to our nGenius Performance Management Solution targeted at the wireless service provider market for deployment in their revenue generating, customer facing networks. We expect the wireless service provider segment to continue to provide significant opportunity with our new product focus. Looking ahead we expect the strength we saw in the third quarter will continue through next quarter and accelerate going forward. In addition, we remain confident in our EPS growth target of 40% in fiscal year 2008.”

Financial and Company Highlights for the Third Fiscal Quarter 2007:
❑	Total revenue increased 6% year-over-year and 6% sequentially.
❑	Operating margin was 7% of total revenue, down 2 points year-over-year and down 3 points sequentially.
❑	Cash and short and long-term marketable securities increased by $4.4 million to $95.1 million in the third quarter.
❑
During the quarter NetScout provided enhancements to its nGenius Performance Management Solution targeted at wireless service providers’ revenue generating, customer facing networks. NetScout’s carrier-class capabilities will give service providers requisite deep visibility into IP traffic to accurately plan for capacity expansion and to reduce Mean Time to Restore by rapidly troubleshooting IP service degradations.

❑
NetScout introduced nGenius Performance Manager for NetFlow that supports Cisco’s NetFlow and IP SLA by combining nGenius Performance Manager with nGenius Collector appliances in a cost effective solution.

❑	NetScout’s nGenius Performance Manager and nGenius Analytics received IBM’s “Ready for IBM Tivoli Software” validation with the integration of the nGenius Solution with IBM Tivoli NetView.
❑	NetScout received Frost & Sullivan’s 2006 Customer Value Enhancement Award, recognizing innovation in the network performance monitoring & management category.
❑
During the quarter NetScout increased its presence in the growing Asia Pacific region with a new office in Australia and a channel partnership agreement with Tenfold Network Solutions Pty. serving the Australia and New Zealand markets. In addition NetScout expanded coverage in the Middle East with a channel partnership with Equinox International based in Dubai.

Guidance:
For the fourth quarter of fiscal year 2007, the Company expects total revenue to be in the range of $26.5 million to $27.5 million and net income per diluted share to be in the range of $0.04 to $0.05. Included in forecasted net income per diluted share is a non-recurring charge of $0.03 per share relating to a retirement and advisory agreement for the Company’s outgoing Founder and Chairman, Mr. Narendra Popat. The Company expects a fourth quarter operating margin of 7 to 8 percent which would equate to a 12 to 13 percent operating margin if the non-recurring charges related to Mr. Popat's agreement, which account for a five point reduction in operating margin, were excluded. The Company reiterates its long-range guidance for net income per diluted share growth of 40% in fiscal year 2008.

CONFERENCE CALL INSTRUCTIONS:

The Company invites shareholders to listen to its conference call today at 4:30 p.m. ET, which will be webcast live through the Company’s website at http://www.netscout.com/investors. Alternatively, people can listen to the call by dialing 866-701-8242 for U.S./Canada and 706-634-5113 for international callers and using conference ID: 6233829. A replay of the call will be available after 7:30 p.m. ET on January 25 for approximately one week. The number for the replay is 800-642-1687 for U.S./Canada and 706-645-9291 for international callers. The conference ID is: 6233829.

About NetScout Systems, Inc.

NetScout Systems, Inc. (NASDAQ: NTCT) is a market leader and pioneer of integrated network and application performance management products and solutions that assure critical business services across the enterprise. More than 3200 organizations worldwide have deployed NetScout's nGenius® Performance Management System to increase their return on infrastructure investments by optimizing the performance of networks and applications according to business priorities. NetScout is headquartered in Westford, Massachusetts and has offices worldwide. Further information is available at http://www.netscout.com.

Safe Harbor:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange

Act of 1934 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including the plans, objectives and future financial performance of NetScout, constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with the Company’s relationships with strategic partners, dependence upon broad-based acceptance of the Company’s network performance management solutions, the Company’s ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements, the ability of the Company to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels and dependence on proprietary technology, and risks of slowdowns or downturns in economic conditions generally and in the market for network performance management solutions specifically. For a more detailed description of the risk factors associated with the Company, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

©2007 NetScout Systems, Inc. All rights reserved. NetScout and the NetScout logo, nGenius, and Quantiva are registered trademarks of NetScout Systems, Inc. Other brands, product names and trademarks are property of their respective owners.

NetScout Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31	March 31,
	2006	2006

Assets
Current assets:
Cash and cash equivalents	$70,151	$61,676
Marketable securities	14,130	19,810
Accounts receivable, net	16,468	16,765
Inventories	4,426	2,816
Refundable income taxes	300	985
Deferred income taxes	2,909	2,896
Restricted cash	-	1,339
Prepaids and other current assets	3,285	3,119

Total current assets	111,669	109,406

Fixed assets, net	8,069	7,577
Goodwill	36,561	36,561
Acquired intangible assets, net	586	1,015
Capitalized software development costs, net	211	312
Deferred income taxes	5,050	4,889
Long-term marketable securities	10,813	5,979
Other assets	71	16
Total assets	$173,030	$165,755

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,799	$2,727
Accrued compensation	7,211	8,635
Accrued other	2,365	2,325
Income tax payable	936	-
Deferred acquisition payment - Quantiva	-	1,339
Deferred revenue	21,369	21,382

Total current liabilities	34,680	36,408

Other long-term liabilities	1,054	1,157
Long-term deferred revenue	1,606	1,599
Total liabilities	37,340	39,164

Stockholders' equity:
Common stock	36	35
Additional paid-in capital	120,394	120,057
Accumulated other comprehensive loss	(54)	(122)
Deferred compensation	-	(4,434)
Treasury stock	(27,890)	(26,490)
Retained earnings	43,204	37,545

Total stockholders' equity	135,690	126,591

Total liabilities and stockholders' equity	$173,030	$165,755

NetScout Systems, Inc.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2006	2005	2006	2005
Revenue:
Product	$16,366	$16,274	$46,351	$46,389
Service	10,133	8,637	28,803	25,489
License and royalty	-	-	-	184
Total revenue	26,499	24,911	75,154	72,062

Cost of revenue:

Product (1) (2)	4,528	4,754	12,766	13,680
Service (1)	1,416	1,175	3,998	3,609
Total cost of revenue	5,944	5,929	16,764	17,289

Gross margin	20,555	18,982	58,390	54,773

Operating expenses:

Research and development (1)	4,782	4,380	13,690	13,633
Sales and marketing (1)	11,253	10,054	32,112	29,608
General and administrative (1)	2,571	2,266	6,913	6,762
Amortization of other acquired intangible assets	39	39	116	110
In-process research and development	-	-	-	143
Total operating expenses	18,645	16,739	52,831	50,256

Income from operations	1,910	2,243	5,559	4,517
Interest income and other expenses, net	917	687	3,004	1,770
Income before income tax expense and cumulative effect of accounting change	2,827	2,930	8,563	6,287
Income tax expense	844	1,043	2,973	2,294
Income before cumulative effect of accounting change	1,983	1,887	5,590	3,993
Cummulative effect of accounting change, net of taxes of $42	-	-	69	-
Net income	$1,983	$1,887	$5,659	$3,993

Basic net income per share	$0.06	$0.06	$0.18	$0.13
Diluted net income per share	$0.06	$0.06	$0.17	$0.13
Shares used in computing:
Basic net income per share	31,735	31,106	31,626	30,972
Diluted net income per share	33,026	31,736	32,925	31,600

(1) Share-based compensation expense included in these amounts are as follows:
Cost of product revenue	$10	$-	$30	$-
Cost of service revenue	12	-	37	-
Research and development	135	73	366	215
Sales and marketing	140	24	442	68
General and administrative	60	49	202	57
Total share-based compensation expense	$357	$146	$1,077	$340

(2) Amortization expense related to acquired software included in theses amounts are as follows:
Cost of Product Revenue	$104	$104	$312	$296